Exhibit 99.1

January 22, 2009

Contact:

Sarah Freeman

212-279-3115 ext. 244

Wise Metals Group LLC Announces

Third Quarter 2008 Results

•	Quarterly sales revenues increased 21% to $297 million driven by export can sheet volumes while year-to-date revenues increased 23% to $963 million

•	Company completes acquisition of Alabama Electric Motor to further enhance capabilities of Listerhill Total Maintenance Center (TMC)

•	Company nears completion of can sheet widening project and announces product availability for 2009 and 2010

BALTIMORE, Md. — Wise Metals Group LLC (“Wise Metals”) today announced quarterly financial results for the period ended September 30, 2008. Consolidated shipments increased 19 percent in the third quarter of 2008 versus the third quarter of 2007, including a 13 percent increase of can sheet shipments at Wise Alloys partially offset by a decrease in shipments of commercial products while shipments of scrap at Wise Recycling increased 62 percent over the same period.

Overall consolidated shipments in the third quarter of 2008 totaled 207.4 million pounds compared to 174.6 million for the same period in 2007. Higher levels of can sheet volumes, including export, and shipments at Wise Recycling contributed to the increase. Recycling shipments have increased as a result of continued expansion and diversification of recycled metals to include ferrous as well as non-ferrous scrap.

Sales increased by 21 percent to $296.9 million for the quarter ended September 30, 2008, compared to $244.8 million for the same period in 2007, an increase of $52.1 million.

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Including a $5.1 million favorable adjustment for LIFO and a $5.2 million unfavorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the third quarter of 2008 was $27.6 million. This compares to a net loss of approximately $25.7 million in the third quarter of 2007, which includes a $2.6 million unfavorable impact for unrealized losses under FAS 133. After adjusting for FAS 133 and LIFO, net loss for the third quarter of 2008 would have been $37.9 million, compared to, on the same basis, a loss of $23.1 million in the third quarter of 2007, reflecting a decrease of $14.8 million.

Adjusted EBITDA for the third quarter of 2008 was ($80.2) million compared to ($10.4) million for the third quarter of 2007, a decrease of $69.8 million. This includes an unfavorable ($54.6) million lower of cost or market (LCM) adjustment for inventory to the first-in, first-out (FIFO) method at September 30, 2008, as used by the Company to report inventory values consistent with a lower of FIFO cost or market basis to determine liquidity under the Company’s revolving loan agreement. The reserve adjustment is resulting from a dramatic price decrease in the aluminum market which saw aluminum prices fall from a high of $1.54 in July to $1.13 by September and falling further to recent lows of approximately $0.64 per pound.

Interest costs for the third quarter of 2008 of $8.8 million reflect a decrease of $0.6 million over the third quarter of 2007.

For the nine months ended September 30, 2008, consolidated shipments totaled 643.9 million pounds, compared to 545.2 million pounds for the same period in 2007, an increase of 98.7 million pounds or 18% including a 9 percent increase in shipments at Wise Alloys and a 50 percent increase in shipments of scrap at Wise Recycling over the same period. Higher levels of can sheet volumes, including exports and shipments at Wise Recycling contributed to the increase. Recycling shipments have increased as a result of continued expansion and diversification of recycled metals to include ferrous as well as non-ferrous scrap.

Sales increased by 23 percent to $962.6 million for the nine months ended September 30, 2008, compared to $781.4 million for the same period in 2007 reflecting higher volumes and metal prices.

Including a $12.4 million unfavorable adjustment for LIFO and a $1.0 million favorable impact for unrealized gains under FAS 133 (Accounting for Derivative Instruments and Hedging Activities), net loss for the first nine months of 2008 was $44.3 million. This compares to a net loss of approximately $27.1 million in the first nine months of 2007, which includes a $5.1 million favorable impact for unrealized gains under FAS 133. After adjusting for FAS 133 and LIFO, net loss for the first nine months of 2008 would have been $32.9 million, compared to, on the same basis, a loss of $32.2 million in the first nine months of 2007, reflecting a decrease of $0.7 million.

Adjusted EBITDA for the first nine months of 2008 was ($49.8) million compared to $5.5 million for the first nine months of 2007, a decrease of $55.3 million including a $54.6 million LCM adjustment.

Interest costs for the first nine months of 2008 of $27.1 million reflect a decrease of $0.7 million over the first nine months of 2007.

During the quarter the company completed the acquisition of Alabama Electric Motor Services, LLC (AEM). AEM specializes in the service, repair and replacement of electric motors and pumps. The services offered by AEM can be used in conjunction with those offered by Listerhill Total Maintenance Company (TMC). The acquisition price for AEM was immaterial and involved no outlay of cash.

“We are excited about leveraging our expertise to offer an expanded level of service capabilities”, said Chief Financial Officer of Non-Core Operations, Mr. Jim Tierney. “We continue to pursue opportunities for expansion in all of our business segments.”

The Company also announced today the addition of further can sheet product capability by making available a wider-width can sheet coil capable of further expanding the product capability and efficiencies of the operations of Wise’s customers

“The project is very much near completion and we are on track to begin test production this quarter,” said Phil Tays, Wise Alloys Plant Manager.

“We are pleased at the levels of preliminary market demand for our wide-product for which we anticipate some modest availability in 2009 with significant long-term opportunity to allow our customers an increased choice of product-widths beginning in 2010,” said Mr. David D’Addario, Chairman and Chief Executive Officer.

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Sales	$296,945	$244,833	$962,611	$781,356
Cost of sales	321,087	256,503	965,704	775,282

Gross (deficit) profit	(24,142)	(11,670)	(3,093)	6,074
Operating expenses:
Selling, general, and administrative	6,579	2,994	12,290	8,476

Operating loss	(30,721)	(14,664)	(15,383)	(2,402)
Other (expense) income:
Interest expense	(8,840)	(9,437)	(27,173)	(27,851)
Gain (loss) on derivative instruments	11,987	(1,610)	(1,706)	3,168

Net loss	$(27,574)	$(25,711)	$(44,262)	$(27,085)
Accretion of redeemable preferred membership interest	(1,929)	—	(5,787)	—

Net loss attributable to members	$(29,503)	$(25,711)	$(50,049)	$(27,085)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$857	$1,447
Broker deposits	4,466	902
Accounts receivable, less allowance for doubtful accounts ($1,595 in 2008 and $531 in 2007)	97,592	77,526
Inventories	136,833	165,791
Fair value of contracts under SFAS 133	5,844	4,153
Other current assets	5,602	3,765

Total current assets	251,194	253,584
Non-current assets:
Property and equipment, net	100,513	92,184
Other assets	7,877	7,368
Goodwill	283	283

Total non-current assets	108,673	99,835

Total assets	$359,867	$353,419

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$130,820	$103,235
Current portion of long-term debt	4,238	4,276
Borrowings under revolving credit facility	166,246	147,778
Fair value of contracts under SFAS 133	—	353
Accrued expenses, payroll and other	20,910	15,557

Total current liabilities	322,214	271,199
Non-current liabilities:
Term loans, less current portion	27,551	24,463
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	3,284	3,284
Other liabilities	1,400	1,616

Total non-current liabilities	182,235	179,363
Redeemable preferred membership interest (liquidation preference of $82,500 as of September 30, 2008)	81,615	75,828
Members’ deficit
Members’ deficit	(226,075)	(176,557)
Accumulated other comprehensive (deficit) income	(122)	3,586

Total members’ deficit	(226,197)	(172,971)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$359,876	$353,419

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Nine months ended September 30,
	2008	2007
Cash flows from operating activities
Net loss	$(44,262)	$(27,085)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,515	9,810
Gain on sale of assets	—	(371)
Amortization of deferred financing fees	1,401	1,513
Recognition of unrealized actuarial gain from other post retirement benefits	(3,178)	—
LIFO provision	12,382	—
Reserve for lower of cost or market adjustment	1,900	—
Employee retirement benefits	(2,322)	(4,787)
Bad debt expense	1,321	—
Unrealized gains on derivative instruments	(1,018)	(5,070)
Changes in operating assets and liabilities:
Broker deposits	(3,564)	4,766
Accounts receivable	(20,941)	(11,095)
Inventories	15,023	7,192
Other current assets	(1,837)	804
Accounts payable	26,087	26,365
Accrued expenses, payroll and other	4,539	6,187

Net cash (used in) provided by operating activities	(3,954)	8,229

Cash flows from investing activities
Purchase of equipment	(16,647)	(13,126)
Acquisition of Alabama Electric Motors LLC, net of cash received	(244)	—
Proceeds from sale of equipment	—	1,302

Net cash used in investing activities	(16,891)	(11,824)

Cash flows from financing activities
Net issuance of (payments on) short-term borrowings	18,468	(7,529)
Proceeds from long-term debt	300	—
Proceeds from sale-financing transaction	4,000	14,950
Payments on long-term obligations	(2,513)	(2,968)
Purchase of members’ equity	—	(2,000)

Net cash provided by financing activities	20,255	2,453

Net decrease in cash and cash equivalents	(590)	(1,142)
Cash and cash equivalents at beginning of period	1,447	2,280

Cash and cash equivalents at end of period	$857	$1,138

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA (defined in the revolving credit agreement as earnings before income taxes, interest expense and fees, net, and depreciation and amortization, adjusted to exclude early extinguishment of debt, income from affiliate, nonrecurring charges, severance charges and credits, LIFO adjustments, cumulative effect of change in accounting principle and mark-to-market adjustment for contracts under SFAS No. 133). Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net loss as well as a reconciliation to net cash used in operating activities are set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2008	2007	2008	2007
Net loss	$(27,574)	$(25,711)	$(44,262)	$(27,085)
Interest expense and fees	8,840	9,437	27,173	27,851
Depreciation and amortization	3,463	3,259	10,515	9,810
LIFO Adjustment	(5,118)	—	12,382	—
LCM Adjustment	(54,589)	—	(54,589)	—
Unrealized loss (gain) on derivative instruments	(5,241)	2,613	(1,018)	(5,070)

Adjusted EBITDA	$(80,219)	$(10,402)	$(49,799)	$5,506

Reconciliation of Net Cash Used in Operating Activities to Adjusted EBITDA

	Nine months ended September 30,
	2008	2007
Net cash (used in) provided by operating activities	(3,954)	8,229
Changes in working capital items and other	(73,018)	(30,574)
Interest expense and fees	27,173	27,851

Adjusted EBITDA	$(49,799)	$5,506

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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